EXHIBIT 99.1


"AMERICAN OIL & GAS SIGNS LETTER OF INTENT TO ACQUIRE TOWER COLOMBIA CORPORATION

  TRANSACTION TO PROVIDE AN ADDITIONAL 25% INTEREST IN FOUR PROJECT AREAS AND
           SOLIDIFIES AMERICAN'S IN-HOUSE TECHNICAL MANAGEMENT TEAM.

     DENVER- American Oil & Gas, Inc. (OTC Bulletin Board: AOGI) today announced that it has entered into a letter of intent with Denver, Colorado based Tower Colombia Corporation whereby American will acquire 100% of the outstanding common stock of Tower Colombia Corporation. In exchange, American will issue 5.8 million shares of its restricted common stock.

     In conjunction with the merger, Pat O'Brien will continue as Chief Executive Officer and as Chairman of American. Mr. O'Brien also is the president of Tower. Bob Solomon, currently Vice President of Tower, will become Vice President of American and will be responsible for oil and gas economic and financial evaluations and the acquisition and disposition of oil and gas assets. Kendell Tholstrom, currently Vice President of Tower and a Director of American, will also become Vice-President of American and will be responsible for oil and gas operations.

     "The combination of American and Tower represents a dramatic step forward for our company," said Andy Calerich, President of American. "We are very fortunate to be able to bring the management team of Tower on board and we are pleased that the increased ownership in these project areas, combined with the enhanced ability to expand into additional project areas, will expose us to the potential for significant accretive value. 2005 is already shaping up to be a very active and exciting year."

     The parties currently are negotiating terms of a definitive merger agreement, and American will obtain a fairness opinion prior to closing.

     Tower Colombia Corporation is a private oil and gas company with an impressive history of successful oil and gas projects and transactions. With extensive oil and gas property evaluation and acquisition experience, Tower has been involved in the review and evaluation of producing properties, undeveloped properties, raw acreage, gas gathering systems, and gas plants in the Rocky Mountain region, East Texas and Canada. Each of the principals of Tower has over 30 years oil and gas finance and petroleum-engineering related experience.

     The acquisition will increase American's working interest by 50% of its current ownership in the following Rocky Mountain based oil and gas projects:

     o The approximate 103,000 gross acre Douglas project, which includes the approximate 51,000 gross acre Fetter Field natural gas prospect,

     o    The approximate 50,000 gross acre Krejci oil project,

     o    The approximate 18,000 gross acre Bear Creek coalbed methane Project,

     o    The 6,400 gross acre West Rozel oil field project, and

     o A 5% carried interest in approximately 4,400 Powder River Basin coalbed methane acres, which includes 26 wells that have recently been drilled and completed.

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American will also receive Tower's approximate 29% working interest in approximately 6,300 undeveloped acres located in the Carbon Basin of Wyoming. Upon completion of the merger, American will own a 75% working interest in the Douglas, Krejci, Bear Creek and West Rozel projects described above.

     In addition to the projects described above, American owns varying working interests in 17,000 gross acres at the Big Sky Horizontal Bakken project, and owns 87.5% of the recently announced 10,000 acre South Glenburn oil prospect, where an initial test well is expected to commence drilling before the end of this month.

     American has had a strategic alliance with Tower since American transitioned into the business of oil and gas exploration and production in January of 2003 when Tower, together with North Finn LLC of Casper, Wyoming, sold to American a 50% working interest in approximately 44,000 gross undeveloped acres in three separate projects. In conjunction with that sale, the principals of Tower and North Finn agreed, for a two year period, to provide American with oil and gas operational and technical expertise and agreed to allow American to participate, on an equal basis, in any financing, acquisition or disposition regarding an oil and gas exploration and/or production asset that becomes available to them. During the past two years, Tower's efforts have resulted in 1) American's acquisition of leasehold interests in four additional project areas, 2) expansion of American's acreage positions in existing project areas, and 3) sale of American's Powder River Basin coalbed methane acreage, subject to retention of a 5% carried working interest, for $1.2 million.

     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company's website:
WWW.AMERICANOILANDGASINC.COM.

                                      # # #

     This release and the Company's website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity."